Exhibit 5.1

October 2, 2003

Flamel Technologies
Parc Club du Moulin à Vent
33, avenue du Docteur Georges Lévy
69693 Vénissieux

Re: Issuance of 2,000,000 New Ordinary Shares
and Sale of up to 2,370,000 Ordinary Shares of Flamel Technologies
in the Form of American Depositary Shares

Ladies and Gentlemen:

     We have acted as special French counsel for Flamel Technologies, a stock corporation (société anonyme) organized under the laws of the French Republic (the “Company”), in connection with the preparation of the Prospectus and related Prospectus Supplement (collectively, including the documents incorporated by reference therein, the “Prospectus”) forming a part of the registration statement on Form F-3, as amended, File No. 333-108292 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the proposed public offering (“Public Offering”) of (i) 2,000,000 new ordinary shares of the Company, nominal value approximately € 0.1219 per share, to be issued by the Company (the “Primary Shares”) and (ii) up to 2,370,000 ordinary shares of the Company, including shares to be sold to cover the over-allotment option, if exercised (the “Secondary Shares”), to be offered for sale by Alta BioPharma Partners, LP, Flamel Chase Partners (AltaBio), LLC, Alta Embarcadero BioPharma Partners, LLC, BioTechnology Value Fund, SF Capital Partners Ltd., J.P. Morgan Partners BHCA, L.P. and Mr. Gérard Soula (the “Selling Shareholders”). The Primary Shares and the Secondary Shares are being offered in the form of American Depositary Shares, represented by American Depositary Receipts, in the manner contemplated in the Prospectus and subject to the terms and conditions set forth in the Agreement (defined below).

     This opinion letter is furnished to you at your request in connection with the Registration Statement. Capitalized terms used in this opinion letter that are defined in the Registration Statement shall have the meanings set forth in the Registration Statement unless otherwise defined herein.

     For purposes of the opinions expressed in this letter, which are set forth in paragraphs (a) and (b) herebelow (the “Opinions”), we have examined the following documents (the “Documents”):

1.	A copy of the executed Registration Statement, including the Prospectus, such copy certified by the Président Directeur Général of Company on the date hereof as being a true, accurate and complete copy of such document as filed with the Commission on the date hereof.

2.	The proposed form of the Subscription and Purchase Agreement by and among the Company, the Selling Shareholders and the prospective underwriters for the Public Offering, filed as Exhibit 1.01 to the Registration Statement (the “Agreement”).

3.	A photocopy of the resolutions of the extraordinary shareholders meeting held on July 31, 2003, authorizing, among other things, the issuance of the Primary Shares and cancellation of preferential subscription rights in favor of alternate named beneficiaries, and actions to be taken in connection therewith, such photocopy certified by the Président Directeur Général of the Company on the date hereof as being a true, accurate and complete copy of such resolutions as in full force and effect on and as of the date hereof.

4.	A photocopy of the decisions of the Board of Directors of the Company, adopted at a meeting held on September 16, 2003, designating Merrill, Lynch, Pierce, Fenner & Smith as named beneficiary (underwriter) of cancelled preferential subscription rights and authorizing actions to be taken in connection with the issuance of the Primary Shares, such photocopy certified by the Président Directeur Général) of the Company on the date hereof as being a true, accurate and complete copy of such resolutions as in full force and effect on and as of the date hereof.

5.	A photocopy of the by-laws (statuts) of the Company, as amended, such photocopy certified by the Président Directeur Général of the Company on the date hereof as being a true, accurate and complete copy of such document as in full force and effect on and as of the date hereof.

6.	Excerpt (extrait K-bis) of the registration of the Company with the Registry of Commerce and Companies (Registre du Commerce et des Sociétés) in Lyon, France, dated September 26, 2003, such excerpt certified by the Président Directeur Général of the Company on the date hereof as being a true, accurate and complete excerpt of such document as in effect on the date hereof, with the exception of (i) the indication of the amount of the stated capital of the Company; the stated capital is as of the date hereof € 2,352,787.12, and not € 1,975,445.34 as shown on the excerpt, (ii) the indication that Messrs. Meredith and Compain are Directors of the Company; since June 13, 2003, Messrs. Meredith and Compain are no longer Directors of the Company, and on that date Messrs. Raul Cesan, William Dearstyne and Michel Greco were appointed Directors of the Company, (iii) the indication that the Company has a secondary establishment located at 3 rue Pierre Timbaud, 69200 Vénissieux; the Company no longer operates this secondary establishment.

7.	A certificate of the Président Directeur Général of the Company, dated the date hereof, as to certain facts and other matters relating to the Company.

8.	A certificate of the Administrative and Financial Officer (directeur administratif et financier) of the Company, dated the date hereof, as to the incumbency and signature of the Président Directeur Général of the Company.

9.	Other documents that were made available to us by the Company and which we consider relevant in connection with the preparation and delivery of this opinion letter.

     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of the Documents submitted to us as copies (including telecopies). As to matters of fact relevant to the Opinions expressed herein, we have relied on the representations and statements of fact made in the Documents. We have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. The Opinions are given, and all statements herein are made, in the context of the foregoing.

     We have further assumed for the purposes of this opinion letter that there has been and will be no error or material mistake of fact, deception (dol), duress or undue influence (violence) or fraud in connection with authorization of the issuance of the Primary Shares and the issuance and sale of the Secondary Shares and actions taken in connection therewith.

     The Opinions are based as to matters of law solely on applicable provisions of the corporate laws of the French Republic as in effect on the date hereof and we express no opinion as to any other laws, statutes, rules or regulations not specifically identified above; provided, however, that the Opinions are based upon a review of those corporate laws, statutes and regulations of the French Republic that, in our experience, are generally recognized as applicable to the transactions contemplated in the Prospectus.

     Based on, subject to, and limited by the foregoing, it is our opinion that:

(a)	Following the completion of all actions described in the Agreement, the Primary Shares will be validly issued, fully paid and non-assessable.

(b)	Other than in respect of share issuances by the Company the validity of which can no longer be challenged by reason of the application of the relevant statute of limitations, the Secondary Shares are (and, with respect to Secondary Shares underlying warrants that have not been exercised as of the date hereof, will be, upon due exercise and payment of the share subscription price) validly issued, fully paid and non-assessable.

     We assume no obligation to advise you of any changes (including, without limitation, those with retroactive effect) in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.

     We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

CARIDDI, MEE, RUÉ

Avocats Associés à la Cour d’Appel de Paris Correspondant Organique International HOGAN & HARTSON L.L.P.